Exhibit 99.1

Contact:

Lawrence E. Bloch, M.D., J.D.

Chief Financial Officer and Chief Business Officer

NitroMed, Inc.

781-266-4197

For Immediate Release

NITROMED APPOINTS DR. LAWRENCE E. BLOCH AS

CHIEF FINANCIAL OFFICER AND CHIEF BUSINESS OFFICER

NitroMed Names Mr. James G. Ham, III as Vice President of Finance

Lexington, MA (September 13, 2004), NitroMed, Inc. (NASDAQ: NTMD) today announced the appointment of Lawrence E. Bloch, M.D., J.D., as Chief Financial Officer and Chief Business Officer.  Dr. Bloch will be responsible for overseeing NitroMed’s strategic and financial planning, identifying and implementing growth strategies and guiding the Company’s relationships with the government and investor communities.  He joins NitroMed from Applied Molecular Evolution where he previously served as Chief Financial Officer and Vice President of Business Development.

Dr. Bloch is joined by Mr. James Ham.  Mr. Ham will serve as NitroMed’s Vice President of Finance and will be responsible for supporting Dr. Bloch in financial planning, analysis, control and reporting as well as strategic growth.  Mr. Ham joins NitroMed after serving as Chief Financial Officer for Clearview Projects, a consulting firm which provides business development and licensing support services to the biotech industry.  Previously, Mr. Ham had a career spanning over two decades at Bristol-Myers Squibb where he held positions of increasing responsibility culminating with Vice President Information Technology – Global Business Services.

“With these key additions, NitroMed continues its progress in augmenting our management team with individuals who have strong backgrounds of operational success.  At NitroMed, we are pleased to welcome both Larry and Jim, who bring years of finance and strategic planning experience from some of the industry’s most successful biotech and pharmaceutical companies.  The addition of Larry and Jim to our team will aid in our continued progress toward NitroMed’s goal of becoming a truly integrated pharmaceutical company,” said Michael D. Loberg, Ph.D., President and C.E.O. of NitroMed.

These hires follow on the recommendations of the African American Heart Failure Trial (A-HeFT) Steering Committees and Data Safety and Monitoring Board (DSMB) to halt the confirmatory Phase III clinical trial of BiDil® due to the significant survival benefit seen with the drug.  BiDil is NitroMed’s orally administered nitric oxide enhancing drug which combines isosorbide dinitrate and hydralazine.  Over 1,000 African American patients in 170 sites across the United States were enrolled in A-HeFT, a double blind placebo controlled trial.

Dr. Bloch served as Chief Financial Officer at Applied Molecular Evolution (AME) from 2000 until its merger with Eli Lilly and Company (Lilly) in 2004 and Vice President of Business Development from 1999 to 2002.  During Dr. Bloch’s tenure at AME the company and its subsidiary, Novasite Pharmaceuticals, completed multiple private placements, an IPO and ultimately its merger with Lilly.  AME also entered commercial relationships with Lilly, Centocor, Chiron, Seattle Genetics, CancerVax, Biosynexus and the Mayo Clinic.  Dr. Bloch received a J.D. from Harvard Law School, an M.D. from Harvard Medical School and an M.B.A. from Harvard Business School.  Dr. Bloch is also a member of the Board of Directors of Novasite Pharmaceuticals, Inc.

Mr. Ham joined Clearview Projects in 2001 and served as its Chief Financial Officer until 2003.  Clearview Projects is a consulting firm which provides business development and licensing support services to the biotech industry.  Prior to Clearview Projects, Mr. Ham worked at BMS for twenty-four years during which time he held positions with financial responsibility for BMS’ ethical pharmaceutical division, U.S. pharmaceutical division and operational planning for the Worldwide Pharmaceutical Group as well as IT management responsibility within the Global Business Services Group.  Mr. Ham graduated from Villanova University and received an M.B.A. from St. John’s University.

About NitroMed, Inc.

NitroMed is an emerging pharmaceutical company that discovers, develops and seeks to commercialize proprietary pharmaceuticals based on the therapeutic benefits of the naturally occurring molecule nitric oxide. The Company uses its expertise in nitric oxide biology and chemistry in an effort to develop both novel drugs, as well as safer, more effective versions of existing drugs. Research and development efforts focus on major diseases that are characterized by a deficiency in nitric oxide, such as cardiovascular and inflammatory diseases. BiDil®, the Company’s lead product in development, is an orally administered nitric oxide-enhancing medicine being investigated for the treatment of heart failure in African Americans. Because of the significant survival benefit seen with BiDil, NitroMed halted its confirmatory Phase III clinical trial of the drug. The action was taken on July 19, 2004 and followed the unanimous recommendations of both the trial’s independent Data and Safety Monitoring Board (DSMB) and its Steering Committee. Over 1,000 patients in 170 sites across the United States were enrolled in the double blind placebo controlled trial, known as the African American Heart Failure Trial (A-HeFT). The Association of Black Cardiologists is a joint sponsor of the study. Collaborative partnerships are a key element of the Company’s business strategy. NitroMed has agreements with Merck to jointly develop nitric oxide COX-2 inhibitors and with Boston Scientific to jointly develop nitric oxide coated cardiovascular stents.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements containing the words “believe,” “anticipate,” “plan,” “expect,” “will,” “may,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: difficulties or delays relating to required regulatory approvals to develop, market and sell BiDil® and the Company’s other products under development; the Company’s ability to successfully complete clinical trials of its products under development; the Company’s dependence on corporate collaborators to develop, manufacture, market and sell products based upon its technologies; the Company’s failure to obtain or maintain intellectual property protection and required licenses for its technologies and products under development; the Company’s ability to obtain the substantial additional funding required to conduct research and development, manufacturing, marketing and sales of its products under development; and other factors discussed in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

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